Exhibit 6.84

DocuSign Envelope ID: 57E810AE-82EE-4E30-80B2-4FC3D96B41B6

[redacted]

THIS AGREEMENT IS SUBJECT TO ARBITRATION
PURSUANT TO S.C. CODE 15-48-10 ET SEQ

PURCHASE AGREEMENT

[redacted]

THIS PURCHASE AGREEMENT is entered into between [redacted] LLC, a South Carolina corporation ("Seller") and **Arrived Holdings INC/ Assignees** ("Purchaser", whether one or more), Purchaser's phone numbers (Home) **(814) 277-4833**, (Email) [redacted]

Title (Deed) to be in **Arrived Holdings INC/ Assignees**.

PROPERTY

Seller agrees to sell and Purchaser agrees to buy, on the terms and conditions contained herein, that certain tract of land, together with the dwelling and improvements constructed or to be constructed thereon (the "Property"), situated in **Richland** County, and described as Lot **56** in the **Travers Park** Community, also known as **1077 Matchingham Drive**, **Columbia**, **SC** **29223** (Property Address).

IMPROVEMENTS

(Check either Market Home or Building Job)

(X) MARKET HOME The improvements on the Property are under construction in accordance with **Plan Bartow**, **Elevation C**, and any Change Orders issued prior to or with this Agreement. Purchaser's selection items, if any, shall be shown on the attached Summary of Sales Choices. Any changes must be accepted by the Seller by written Change Order. To the extent any improvements are constructed as of the date hereof, Purchaser has inspected the improvements and is buying based upon this inspection and not in reliance upon any model, plans or other material.

( ) BUILDING JOB The improvements shall be constructed on the Property substantially in accordance with **Plan Bartow**, **Elevation C**, and the Summary of Sales Choices, attached hereto, plus any written Change Orders accepted by the Seller.

Said plans and Addenda shall supersede any models, advertising materials or other representations. Said plans shall be available for inspection by the Purchaser during reasonable business hours, but shall remain the exclusive property of the Seller.

SELLER RESERVES THE RIGHT TO SUBSTITUTE MATERIALS OR SUPPLIES USED IN THE CONSTRUCTION OF YOUR HOME. Purchaser agrees to allow Seller to substitute materials or supplies of equal or greater value, or of similar pattern or design, without notice to Purchaser. However, should the substituted material not be of similar pattern or design, or if the cost of such substituted material is more than $500.00 less than the cost of the originally proposed material, then Purchaser must agree to the material substitution through the execution of a written change order. The change order will: (i) describe the change in the material being used; and when applicable (ii) reduce the purchase price by the difference in cost of the original material and the substitute material. Should the Purchaser not execute the Change Order described above, within 3 days of its receipt, then Seller or Purchaser shall have the right to terminate this Contract, wherein Purchaser shall receive a full refund of the Earnest Money.

PRICE

Total Sales Price	**$ 209,091.00**	**Deposit Received**			
Deposit	**$ 6,270.00**	**Additional Deposit Due**			
(All deposits paid to [redacted]		Deposit #1	Deposit #1	$ 6,270.00	5/22/2021

FINANCING CONTINGENCY AND TERMINATION

Is this Purchase Agreement contingent upon the Purchaser obtaining a mortgage loan? Yes _____ No __X__

Is this home to be owner occupied? Yes _____ No __X__

If not owner occupied, then a minimum of $ 6,270.00 deposit is required.

Within three (3) days from the effective date, Purchaser shall apply for a mortgage loan seeking terms that are reasonable within the relevant market at such time. Purchaser shall use his/her best efforts and due diligence to seek and obtain a loan from a lender of Purchaser's choice. Responsibility for obtaining the loan and for satisfying all conditions made by the lender with regard to the loan shall rest solely with the Purchaser. Purchaser authorizes Seller and Purchaser's mortgage lender and potential mortgage lenders to exchange information concerning Purchaser's mortgage status, including but not limited to Purchaser's financial condition, Purchaser's cooperation and likelihood of approval.

If Purchaser does not obtain loan approval within **thirty (30) days**, (loan approval may be conditioned upon an appraisal of at least the Purchase Price) Purchaser may, within seven (7) days thereafter, terminate this Agreement by written notice to the Seller, and Seller shall within thirty (30) days thereafter return the Deposit to the Purchaser, after the return of the Deposit neither party shall have any liability to the other. If Purchaser fails to give Seller such notice of termination within the time specified, this financing or loan contingency shall be deemed waived and of no further effect, except in the event loan approval was conditioned upon an appraisal and the property fails to appraise for at least the Purchase Price. Seller, at its sole option, may extend the time for loan approval and closing for such period or periods as Seller in its sole discretion elects in order to allow the Purchaser to obtain financing. Purchaser consents to any such extension and agrees to be fully bound by this Agreement during any such extension(s). If Purchaser obtains loan approval and refuses to close or fails timely and in good faith to apply for said loan, then Purchaser shall be deemed to be in default entitling Seller to the remedies proved herein. "Good faith" application for said loan shall include, but not be limited to, applying for a loan with the usual and customary term, interest rate and down payment prevailing at the time of application. This contingency will be satisfied by Purchaser obtaining loan approval from any lender.

If Purchaser receives loan approval or a loan commitment which is at any time deemed to be unacceptable by Seller due to conditions made by the lender with regard to such commitment, Seller shall have the right at its sole discretion to terminate this Agreement at any time prior to Closing in which event Sums Paid to Seller by Purchaser shall be retained by Seller.

Seller may make available to Purchaser the name of one or more lender(s) or information about one or more available financing alternatives. Purchaser agrees that the choice of lender and loan is Purchaser's sole decision and Seller has not made any promises or representations concerning the likelihood of Purchaser obtaining a loan, the terms and conditions of such loan or the interest rate or fees associated with such loan.

Purchaser is hereby advised by Seller that interest rates, loan fees, loan terms and other loan conditions are not guaranteed, fixed or established (and Seller makes no representations or warranties with respect to such items), but are subject to change by any lender. Seller does not warrant or guarantee that home completion or loan funding may be achieved within loan lock period, if any, regardless of whether any such lock is paid for by Seller or Purchaser.

Nothing herein shall be construed as any representation or warranty by the Seller that the Property meets the requirements for any [redacted]or of any lender.

[redacted]chaser's initials

[redacted]

If this transaction is contingent upon the Purchaser obtaining a loan insured by the Federal Housing Administration ("FHA") or guaranteed by the Department of Veterans' Affairs ("VA"), then it is expressly understood that, notwithstanding any other provisions of this Agreement, the Purchaser shall not be obligated to complete the purchase of the Property herein described or to incur any penalty by forfeiture of deposits or otherwise unless the Seller has delivered to the Purchaser a written statement issued by the FHA or VA setting forth the appraised value of the Property, excluding closing cost, for mortgage insurance or guaranty purposes of not less than **$ 209,091.00** which statement the Seller hereby agrees to deliver to the Purchaser promptly after such appraised value is made available to the Seller. The Purchaser shall, however, have the privilege and option of proceeding with the consummation of this Agreement without regard to the amount of the appraised valuation made by the FHA or VA. The appraised valuation is arrived at to determine the maximum mortgage the FHA or VA will insure or guaranty. Neither the FHA nor VA warrants the value or the condition of the Property. The Purchaser should satisfy himself/herself that the price and condition of the Property are acceptable.

CLOSING

(X) MARKET HOME -Closing shall be within 127 days from contract acceptance, subject to such extensions as provided herein.

( ) BUILDING JOB - Closing shall be within _______ days from pre-construction meeting, subject to such extensions as provided herein.

If closing is extended Seller will notify the Purchaser of the extended closing date at least ten (10) days prior thereto, unless the reason for the delay arises within ten (10) days of closing in which case Seller shall provide notice which is reasonable under the circumstances. Closing to be extended, at Seller's sole option, for any delays beyond Seller's control including, but not limited to acts of God, inclement weather, labor disputes, difficulty in obtaining labor or materials, difficulty or delays in obtaining or the issuance of governmental permits or approvals.

Issuance of a certificate of occupancy by any governmental authority, or final inspection and approval by the Federal Housing Administration, the Veteran's Administration or mortgage lender shall constitute certification of completion of the improvements in substantial conformity with the terms hereof.

At closing, Purchaser shall pay to Seller in cash the total purchase price and all other sums payable to Seller hereunder. No portion of the purchase price may be withheld from Seller, or deposited in escrow for any reason. Seller will deliver possession of the Property to Purchaser at closing.

Upon payment in full, Seller will deliver to Purchaser a Warranty Deed, duly executed by Seller, conveying to Purchaser title to the Property subject to the lien for current taxes; reservations, conditions, right-of-way and easements of record; and matters to which this Agreement is subject.

If closing is delayed through no fault of Seller, Seller may at its option charge Purchaser an extension fee equal to one-thirtieth of one percent (1/30%) of purchase price per day and be evidenced in a written extension of contract.

[redacted]ser's initials

CLOSING COSTS AND PRO-RATIONS

TAXES and ASSESSMENTS shall be pro-rated between the Seller and Purchaser as of the date of closing. DEED preparation shall be paid by Seller.

PREPAID ITEMS (e.g. interim interest, insurance premiums, and tax and insurance escrows) shall be paid by the Purchaser.

MORTGAGE INSURANCE: First year PMI, FHA-MIP, or VA Funding Fee shall be paid by the Purchaser.

ALL OTHER CLOSING COSTS, including DEED STAMPS and or TRANSFER TAXES, shall be paid by Purchaser, except that if the Closing Cost Addendum is attached, Seller shall pay the costs provided therein.

CHANGE ORDERS

No alterations, changes or additions shall be made in the construction of the improvements provided herein, nor shall any extra work be performed or materials be provided or added by the Purchaser unless approved by the Seller, in its sole discretion, in a written Purchase Agreement Change Order, signed by both parties. Except as provided herein, changes are not permitted.

(X) MARKET HOME - Allowable Additions (if offered in this community) which are washer, dryer, refrigerator, fencing, blinds, garage door openers, must be made within 7 days of contract acceptance.

( ) BUILDING JOB - All Sales Center changes must be made within 7 days of contract acceptance. Design Center changes shall be made within 21 days of contract acceptance. If offered in this community, home site specific quantity selections, which are additional sod, irrigation, fla[redacted]nce, are permitted up to 48 hours after completion of the Pre-Construction Meeting.

[redacted]haser's initials

RESTRICTIVE COVENANTS

The Property is subject to restrictive covenants for the Travers Park community ("Covenants") and to the jurisdiction of a homeowners' association ("Association") which charges annual assessments. The Purchaser acknowledges that the documents pertaining to the Covenants and Association have been made available to him (her) and that he (she) has read, understands and accepts same.

At closing, Purchaser shall pay $ 0.00 (the "Common Area Fee") to Seller in addition to the total purchase price. The Common Area Fee is a reimbursement to Seller and its affiliates for a portion of the costs incurred or to be incurred in the acquisition and construction of the Developer Improvements (as defined in the Covenants as amended or restated from time to time). Should Seller not use all of the Common Area Fee for the cost of the acquisition and construction of the Common Area and/or the Developer Improvements, Seller will cause the unused portion of the Common Area Fee to be transferred to the Association. Purchaser understands and agrees that neither the payment of the Common Area Fee nor any representation from Seller, any broker or sales agent, or any other person as to the existence, availability, size, shape, or composition of Common Area and/or any Developer Improvements shall be relied upon by Purchaser or obligate Seller to construct any or all of the Developer Improvements.

[redacted]

HOMEOWNERS' ASSOCIATIONS

The board of directors of Association sets assessment amounts in accordance with the Covenants. The regular assessments are currently $ 350.00 annually. In addition, the board of directors of Association may establish an assessment for working capital payable by each purchaser, including subsequent purchasers, of a home subject to the Covenants at the time of closing (a "Capital Contribution"). The Capital Contribution is currently $ 200.00 . The Capital Contribution is not an advance payment of assessments otherwise due.

Any structure, including fences and outbuildings must be approved prior to construction by the architectural control authority established pursuant to the Covenants. Any provision for these structures in this Agreement does not constitute approval by such architectural control authority. It is Purchasers responsibility to obtain this approval.

LIMITED WARRANTY

The Seller is to furnish the Purchaser, at closing, a limited warranty issued by [redacted] a sample copy of which is available for inspection prior to closing at the offices of the Seller during reasonable business hours, said limited warranty is hereinafter referred to as the Quality Builders Warranty Corporation Limited Warranty.

[redacted] chaser's initials

THE QUALITY BUILDERS WARRANTY CORPORATION LIMITED WARRANTY ISSUED TO THE PURCHASER IN CONNECTION WITH THIS TRANSACTION IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ANY WARRANTY OF HABITABILITY, SUITABILITY FOR RESIDENTIAL PURPOSES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IS HEREBY EXCLUDED AND DISCLAIMED. SELLER SHALL IN NO EVENT BE LIABLE FOR CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND. THERE IS NO WARRANTY WHATSOEVER ON TREES, SHRUBS, GRASS, VEGETATION OR EROSION CAUSED BY LACK THEREOF NOR ON SUBDIVISION IMPROVEMENTS INCLUDING, BUT NOT LIMITED TO, STREETS, ROADS, SIDEWALKS, SEWER, DRAINAGE OR UTILITIES. PURCHASER AGREES TO ACCEPT SAID LIMITED WARRANTY IN LIEU OF ALL OTHER RIGHTS OR REMEDIES, WHETHER BASED ON CONTRACT OR TORT. This limited warranty will be incorporated in the deed delivered at closing.

The issuance of a certificate of completion or occupancy or final inspection approval by any governmental entity shall constitute a final determination, binding on the parties that the Property and improvements are in full compliance with all applicable laws, regulations and building codes.

TERMITE PROTECTION

Seller will furnish the Purchaser with a one (1) year termite protection bond effective at time of closing. Seller shall have no liability for damages caused by termites or other wood boring insects beyond the furnishing of this bond. Renewals of the bond shall be at Purchaser's expense. In the event the bond is not renewed, Seller shall not be liable for any damages, including water damage, which could have been discovered and minimized by periodic termite inspections.

DEFAULT AND TERMINATION

If this Agreement is not performed by Purchaser in accordance with its terms, it may be terminated by Seller, by written notice to Purchaser, and upon such termination Seller may retain all amounts paid by Purchaser hereunder as liquidated damages, after which neither part shall have any liability to the other. Such damages are not a penalty, but represent actual damages which Seller will sustain upon a default by Purchaser, which damages will be substantial but not capable of precise determination. In such event, Purchaser will not assert any claim against Seller seeking the return of any portion of the payments made under this Agreement or any reduction in the amount of such liquidated damages.

If this Agreement is not performed by Seller in accordance with its terms, Seller being in default and Purchaser not being in default hereunder, Purchaser may terminate this Agreement by giving prompt written notice thereof to Seller. Seller, upon receipt of such notice of termination, shall within thirty (30) days return to Purchaser all sums heretofore paid by Purchaser to Seller hereunder and pay $250 to Purchaser, such sums being agreed upon as liquidated damages as a result of Seller's default because of the difficulty and uncertainty of ascertaining actual damages. After said payment neither party shall have any liability to the other. No other damages, rights or remedies (whether or not Purchaser shall elect to terminate this Agreement) shall in any case be collectible, enforceable or available to Purchaser.

Notwithstanding the foregoing, Seller, in its sole discretion, without being in default, may terminate this Agreement by written notice to the Purchaser and the payment to the Purchaser of a sum equal to one percent (1%) of the Purchase Price of the Property. Upon the tender of said payment, whether accepted or not, neither party shall have any liability to the other.

Upon either party giving a written notice of termination as provided herein, the Seller shall be entitled to offer for sale and sell the Property to any other person unfettered by any claim of the Purchaser. The parties specifically agree that after any notice of termination is given by either party to the other any claims shall be limited solely to the payment of the sums provided herein and no other claim shall be asserted against the either party or the Property.

ARBITRATION AND CLAIMS

Any claim, dispute or other matter in question between the parties hereto arising out of this Agreement, related to this Agreement or the breach thereof, including without limitation, disputes relating to the Property, improvements, or the condition, construction or sale thereof and the deed to be delivered pursuant hereto, shall be resolved by final and binding arbitration before three (3) arbitrators, one selected by each party, who shall mutually select the third, pursuant to the South Carolina Uniform Arbitration Act. Arbitration shall be commenced by a written demand for arbitration to the other party specifying the issues for arbitration and designating the demanding parties selected arbitrator.

[redacted] aser's initials

[redacted]

NON-RELIANCE

Purchaser hereby represents to Seller that Purchaser has not relied and is not relying upon any warranties, promises, guarantees or representations made by Seller, any agent of Seller, or anyone else acting or claiming to act on behalf of Seller with respect to the purchase by Purchaser of the Property or the other matters set forth herein unless specifically reduced to writing and made a part of this Agreement.

MISCELLANEOUS

a. This Agreement will be binding and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that Purchaser shall not assign or transfer this Agreement or any of Purchaser's rights hereunder, and any prohibited assignment shall be null and void and Seller may at Seller's option, immediately terminate this Agreement.

b. In the event of a total destruction of the dwelling by fire, windstorm, hail, earthquake, explosion or other casualty prior to the closing, Purchaser or Seller may terminate this Agreement if the dwelling cannot be restored prior to the Completion Date.

c. This Agreement embodies the entire Agreement between Seller and Purchaser with respect to the Property. No amendment or modification of this Agreement (including contracts for charges in construction of "extras") shall be valid unless contained in writing executed by both parties.

d. Time is hereby declared to be of the essence in the performance by Purchaser of each of Purchaser's obligations.

e. All notices and demands to be given or served pursuant to the terms of this Agreement shall be given by certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth herein and will be deemed delivered and received three (3) days after deposit into the United States mail with sufficient postage.

f. If two or more persons are named as Purchaser herein, any one of them is authorized to act as agent for, with the right to bind, the other(s) in all matters of every kind or nature with respect to this Agreement.

g. Purchaser is prohibited from recording this Agreement or any memorandum hereof and upon attempted recordation this Agreement shall at Seller's option, become null and void and all rights of Purchaser hereunder shall thereupon cease and terminate.

h. Seller agrees to disclose to Purchaser in writing prior to or at closing or post conspicuously on the Property, the type, thickness and R-value of all insulation installed or to be installed in the dwelling.

i. PURCHASER REALIZES AND ACKNOWLEDGES THAT ENTRY UPON THE PROJECT OR THE PROPERTY DURING CONSTRUCTION CAN BE DANGEROUS AND THAT HAZARDS MAY EXIST WHICH ARE NOT OBSERVABLE. PURCHASER'S ENTRY SHALL BE SOLELY AT HIS OWN RISK. PURCHASER DOES HEREBY WAIVE ANY AND ALL CLAIMS AGAINST SELLER FOR INJURY OR LOSS TO PERSON OR PROPERTY ARISING OUT OF OR IN CONNECTION WITH SUCH ENTRY BY PURCHASER OR ANY OTHER PERSON ACCOMPANYING HIM OR ENTERING AT HIS DIRECTION OR PERMISSION.

j. The provisions of this Agreement shall survive closing and not merge in the deed.

k. It is understood that Purchaser is buying a completed dwelling and that Seller is not acting as a contractor for Purchaser in the construction of a dwelling. Purchaser will acquire no right, title or interest in the dwelling except the right and obligation to purchase the same in accordance with the terms of this Agreement upon its completion.

l. Each lot is unique in size, shape and various characteristics. Purchaser understands and agrees that the size of the lot, the exact location of sidewalks and driveways (if any) and the drainage patterns of the lot will differ from the model home plans, drawings or renderings that Purchaser may have examined.

m. Land adjacent to or surrounding the Property which is not owned by Seller is not within Seller's control. Seller will not be liable to Purchaser for any use or condition of adjacent or surrounding land for commercial, industrial, institutional, multi-family or non-residential purposes.

n. PURCHASER HEREBY RELEASES AND RELINQUISHES ALL CLAIMS AGAINST SELLER FOR DAMAGES TO PROPERTY OR PERSONAL INJURY ARISING AFTER THE DATE OF THIS AGREEMENT RELATING TO ANY OF THE FOLLOWING:
   (1) environmental or ecological conditions or events such as weather conditions, atmospheric conditions, terrestrial conditions, acts of God or other natural or man-made conditions or occurrences, occurring beyond the reasonable control of Seller.
   (2) consequential damages or expenses resulting from a termination of this Agreement or to delays in closing, such as lodging, storage, moving, meals or travel expenses.
   (3) any claims for repairs or modifications to the Property except as specifically covered by Seller's limited home warranty. This waiver will be binding upon Purchaser and the heirs, successors, assigns, guests and invitees of Purchaser. Purchaser acknowledges that Seller shall be entitled to rely upon this waiver as a complete defense against any claim asserted by Purchaser or anyone claiming through Purchaser. The deed conveying the Property to Purchaser may contain a reference to this waiver.

o. The New Home Advisor represents their client, Mungo Homes Properties, LLC, and owes fiduciary duties to Mungo Homes Properties, LLC which include confidentiality, reasonable care and diligence, loyalty, accountability and disclosure. The New Home Advisor is obligated to treat purchaser as a customer of Mungo Homes Properties, LLC, fairly and honestly. New Home Advisors at Mungo Homes Properties, LLC will not act as a dual agent.

IN WITNESS whereof the parties have set their hands and seals and PURCHASER CERTIFIES THAT THIS AGREEMENT HAS BEEN FULLY READ AND UNDERSTOOD.

Purchaser(s): [redacted]

[redacted]

By [redacted] 5/25/2021
Date

Witnesses [redacted] 5/22/2021
Date

Are you working with a Buyer's Agent? Yes __x__ No ______

Purchaser's current address is: **999 3rd Ave, Seattle, WA 98104**

[redacted]

Buyer's Agent Name: [redacted]
Agency Name [redacted]
Agent's E-Ma [redacted]
Office Address:
Office Phone #: [redacted]
Cell Phone #: [redacted]
Fax #:
Initial(s): [redacted]

[redacted]

AFFILIATED BUSINESS ARRANGEMENT DISCLOSURE STATEMENT

Purchaser	Property	Contract Information
Arrived Holdings INC/ Assignees Broker's Agency: XP Realty Broker's Name: Kaila Lindsey	Travers Park - Lot 56 Address: 1077 Matchingham Drive Columbia, SC 29223 Floor Plan: Bartow Elevation C	Contract Date: 5/22/2021

This is to give you notice that [redacted] have business relationships with each other and [redacted] may refer you to the services of [redacted] are each indirect, wholly owned subsidiaries of the same parent company. Therefore, each is an affiliate of the other. Because of this relationship, the referral of a customer by [redacted] with a financial or other benefit.

Set forth below is the estimated charge or range of charges for the settlement services listed. You are **NOT** required to use the service provider as a condition of the sale of the subject property or to obtain access to any settlement service.

THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.

Service Provider	Service Provided	Charge or Range of Charges
[redacted])	Origination fee	0-2% of the loan amount
	Discount points	0-2% of the loan amount (optional)

ACKNOWLEDGEMENT

I/We acknowledge receipt of a copy of this disclosure statement at or prior to the time of the referral of the settlement service described above. I/We further acknowledge that I/we have read this disclosure form and that I/we understand that [redacted] may refer me/us to [redacted] and that any such referrals may provide [redacted] and their affiliates, as the referring company with a financial or other benefit.

[redacted]

[redacted]

CLOSING COST ADDENDUM

Purchaser	Property	Contract Information
Arrived Holdings INC/ Assignees	Travers Park - Lot 56 Address: 1077 Matchingham Drive Columbia, SC 29223 Floor Plan: Bartow Elevation C	Contract Date: 5/22/2021 New Home Advisor: [redacted]

Purchaser acknowledges receipt of a separate written Affiliated Business Arrangement Disclosure Statement from Seller (the "Affiliation Notice") informing Purchaser that: (A) Seller has an affiliated business arrangement with [redacted] and (B) Purchaser is not required to use [redacted]s a condition either to Purchaser's purchase of the Property or to Purchaser's access to settlement services in connection with the purchase of the Property. However, Seller shall provide for the benefit of Purchaser the Closing Cost Contribution listed below, provided that Purchaser chooses to use [redacted] to finance the purchase of the Property and provided that each and all of the following occur:

- Purchaser applies to [redacted] for a mortgage loan to finance the purchase of the Property within three (3) business days after the date of this Purchase Agreement;
- Purchaser pays [redacted] or third-party provider its customary and usual fee for appraisal of the Property within ten (10) days of binding contract;
- Purchaser's loan application is approved by [redacted] and [redacted] actually funds the loan and finances the purchase of the Property;
- Purchaser closes on the purchase of the Property on or before the Closing Date specified either in the Purchase Agreement or set at the pre-drywall meeting; and
- Purchaser uses the closing attorney recommended by Seller to act as settlement agent and close the purchase of the Property. Purchaser may be required and agrees to execute a waiver of conflict or similar document by the closing attorney selected by the Seller.

Provided that all the above conditions are satisfied and met in a timely manner, Seller shall provide the following Closing Cost Contribution for the benefit of the Purchaser.

- Closing Cost Contribution. Purchaser shall be entitled to contr butions to closing costs to be paid by Seller in the maximum amount of Three Thousand Five Hundred Dollars ($3,500). Purchaser may apply these contributions in full or partial payment of the deed stamps, transfer taxes, intangible taxes, loan origination fee, underwriting fee, processing fee or other [redacted] fees, title insurance premiums, escrow fee or other title company charges, tax pre-payments required by [redacted], insurance pre-payments required by S[redacted], property appraisal fees or other usual and customary closing costs charged to the Purchaser by [redacted]r other settlement service providers. No portion of this amount may be applied as a credit to, or in partial payment of, the Purchase Price of the Property or disbursed to the Purchaser. Purchaser shall pay any closing costs / prepaid items exceeding the Closing Cost Contribution amount. If Buyer is obtaining an FHA or VA Loan, it is understood and agreed that Seller shall not pay any fees that are not permitted to be charged to an FHA or VA Borrower. Should Purchaser choose a loan program where Seller is limited or precluded from paying the total Closing Cost Contr bution amount toward closing costs and/or prepaid items agreed to herein, then Purchaser shall not be reimbursed for any difference in the amount the Seller agreed to pay versus what can actually be paid under any such loan program.

Purchaser will be responsible for all costs associated with "optional" or "elective" programs such as interest rate buy downs, discount points and other special loan programs.

Purchaser understands that Purchaser may not make any change in mortgage company or loan program in the 30 days prior to closing date.

Seller is not responsible for any rate increase or cost incurred due to loan lock extension or expiration. Purchaser acknowledges that the purchase price is based on closing by the date agreed to in the Purchase Agreement. **Should Purchaser fail to close on that date, Seller will be entitled to and the Purchaser agrees to pay carrying costs at the rate defined in the Purchase Agreement from that date until the day of the actual closing. This amount will be charged on a monthly basis and prorated daily. Seller will require that this amount be paid in advance.**

Purchaser specifically acknowledges and consents to Seller providing a copy of Purchase Agreement, attachments and addendums to SILVERTON MORTGAGE.

Nothing herein guarantees that Purchasers will qualify for any specific financing.

[redacted]

5/25/2021
Date

[redacted]

HOMEOWNER'S RESPONSIBILITY/MANUAL ACCEPTANCE

Purchaser	Property	Contract Information
Arrived Holdings INC/ Assignees Broker's Agency: [redacted] Broker's Name:	Travers Park - Lot 56 Address: 1077 Matchingham Drive Columbia, SC 29223 Floor Plan: Bartow Elevation C	Contract Date: 5/22/2021

HOMEOWNER'S RESPONSIBILITY

- If Build Job, complete Design Center Selections within 21 days of contract acceptance.
- Make appointment with a mortgage company immediately upon receipt of accepted contract.
- Meet with Builder after contract acceptance. (Builder will call to schedule.)
- Two weeks prior to closing make arrangements for homeowner's insurance. Notify closing attorney's office with information. Also, verify closing date & time with Closing Coordinator at [redacted]
- Make arrangements to put utilities (electricity, gas, water & sewer) in your name immediately after closing.
- Day before closing, obtain amount of funds needed to close from Closing Attorney. You will need to wire the funds to the closing attorney.
- If not using as closing attorney, please notify your attorney that will be preparing the deed.

HOMEOWNER'S MANUAL ACCEPTANCE

Your signature below acknowledges you have received access to your [redacted]

You are discouraged from making any large purchases such as a new car, boat, motorcycle, etc., between the time of signing the sales agreement and closing of the home. Large purchases can affect your credit report and ultimately the ability to purchase your new home.

ACCEPTANCE OF HOMEOWNER'S RESPONSIBILITY AND HOMEOWNER MANUAL:

[redacted] [redacted] ______ 5/25/2021
Date

PLEASE REMEMBER TO BRING YOUR HOMEOWNER MANUAL TO ALL MEETINGS CONCERNING YOUR NEW HOME.

[redacted]

Initial Selections

Print Date: 5/22/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Sales Office Buyer Selection Items

Option	Selection	Qty	Price
Elevation Selection(s)			
Elevation	Elevation C	1	$ 2,500.00
Foundation	Monoslab	1	-
Garage Side Selection Default Left	Garage Right (Reverse Plan)|Garage Right	1	-
Outdoor Living Selection(s)			
Additional Concrete Patio - Sqft		111	$ 555.00
6' Wood Fence		165	$ 3,960.00
Walk Gate for Fence		1	$ 260.00
Plumbing Selection(s)			
2nd Bowl In Master Bath		1	$ 1,055.00
Master Bath Tub and/or Shower	42" Garden Tub with Shower Walls	1	$ 300.00
Hall Bath 2 Tub and/or Shower	Standard 30" Tub with Shower Walls	1	-
Landscaping Selection(s)			
Additional Pallet of Sod		3	$ 1,020.00
Automatic Irrigation System Starter		1	-

[redacted]

Initial Selections

Print Date: 5/22/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
			DC Selections:	$ 4,051.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Option	Selection	Qty	Price
Interior Selection(s)			
Stairs	Boxed Stairs with Carpet	1	-
Blinds (per plan)		1	$ 830.00
Doors Selection(s)			
Garage Door Opener(s)		1	$ 560.00

Total Sales Office Buyer Selections: $ 11,040.00

[redacted]

Initial Selections

Print Date: 5/22/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Design Center Buyer Selection Items

Option	Selection	Qty	Price
Plumbing Selection(s)			
Additional Exterior Hose Bib		1	$ 140.00
Exterior Selection(s)			
Siding	Genesis Value Vinyl Siding	1	-
Siding Color Selection	Genesis Value Vinyl Siding Colors	1	-
Shutters	Shutters Genesis	1	-
Front Door Style	2 Panel Smooth (S220)	1	-
Front Door Finish - Exterior Side Only	Paint Front Door Genesis	1	-
Shingles	3-Tab Shingles	16.3	-
Gutters	No Standard Gutters	1	-
Interior Selection(s)			
Window Casing for Whole House	Drywall Wrapped Windows, all 4 sides	1	-
Interior Paint Selection	Standard Paint Scheme	1	-
Doors Selection(s)			
Garage Door	Stamped Garage Door	1	-

[redacted]

Initial Selections

Print Date: 5/22/2021

[redacted]	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Option	Selection	Qty	Price
Electrical Selection(s)			
Interior Ceiling Fan Prewire	Comments:-Family Room and Primary Bedroom	2	$ 50.00
Additional Room Light	Comments:-Primary Bedroom, Bedroom 2 and Bedroom 3	3	$ 435.00
Appliance Selection(s)			
Appliance Package	GE Electric Stainless with Microwave over Range	1	$ 490.00
Finish Selection(s)			
Bath Fixtures Finish	Chrome Finish	1	-
Bath Accessories & Shower Door Finish	Standard Finish - Chrome	1	-
Door Hardware Finish	Round Knob Door Hardware in Nickel Finish	1	-
Kitchen Faucet Finish	Stainless Steel Finish	1	-
Cabinet Selection(s)			
Kitchen Cabinets	Cabinet Genesis Series Level 200	1	$ 637.00
Master Bath Cabinets	Cabinet Genesis Series Level 200 influenced by Double Bowl at Master Bath	1	$ 119.00
Hall Bath 2 Cabinets	Cabinet Genesis Series Level 200	1	$ 84.00

[redacted]

Initial Selections

Print Date: 5/22/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Option	Selection	Qty	Price
Countertop Selection(s)			
Kitchen Countertops	Granite Countertops - Level 1	1	-
Master Bath Countertops	Base Marble Countertops	1	-
Hall Bath 2 Countertops	Base Marble Countertops	1	-
Flooring Selection(s)			
Kitchen Flooring	Luxury Vinyl Flooring Style 1	74	$ 229.00
Eat-In Flooring	Luxury Vinyl Flooring Style 1	136	$ 485.00
Master Bath Flooring	Vinyl Flooring Style 1	12	-
Master Bedroom Flooring	Carpet Style 1	33	-
Entry Flooring	Luxury Vinyl Flooring Style 1	35	$ 81.00
Family Room Flooring	Luxury Vinyl Flooring Style 1	276	$ 1,250.00
Bedroom 2 Flooring	Carpet Style 1	18	-
Bedroom 3 Flooring	Carpet Style 1	19	-
Powder Flooring	Luxury Vinyl Flooring Style 1	24	$ 51.00
Bath 2 Flooring	Vinyl Flooring Style 1	7	-

[redacted]

Initial Selections

Print Date: 5/22/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Option	Selection	Qty	Price
Flooring Selection(s)			
Up Hall Flooring	Carpet Style 1	23	-
Laundry Flooring	Vinyl Flooring Style 1	5	-
Stairs Carpet	Carpet Style 1	14	-

Total Design Center Buyer Selections: $ 4,051.00

Arrived Holdings INC/ Assi [redacted]

[redacted]

Initial Selections

Print Date: 5/22/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	SO Selections:	$ 11,040.00
			DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

First Floor Redlines


Family Room
17'-9" x 15'-7"
Pwdr.
DW
Eat-In
10'-10" x 11'-8"
Kitchen
10'-6" x 10'-3"
Pan.
F
Coat
Garage
11'-4" x 20'-0"
Porch

[redacted]

Initial Selections

Print Date: 5/22/2021

Buyer	Property		Transaction	
Arrived Holdings INC/ Assignees	Community:	Travers Park	Contract Date:	5/22/2021
	Lot:	56	Base Price:	$ 193,000.00
	Floor Plan:	Bartow - Genesis Value - Bartow / Elevation C	Lot Premium:	$ 1,000.00
			SO Selections:	$ 11,040.00
	Property:	1077 Matchingham Drive Columbia, SC 29223	DC Selections:	$ 4,051.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 209,091.00

Second Floor Redlines


Master Bedroom
17'-9"x12'-4"
Stor.
Mstr. Bath
Hall Up
Lin.
Bath #2
Lin.
W.I.C.
Bedroom #2
10'-6"x10'-3"
Bedroom #3
10'-6"x11'-2"

[redacted]uilding Trust Through Transparency

[redacted]ales Center | Genesis

A Note from our Team

Congratulations on your new home purchase! We will be spending a great deal of time together over the next several months and we want that time to be as enjoyable and stress-free as possible. Our organized approach to homebuilding reduces the likelihood of human error, but with the number of people and products involved in an outdoor process that spans many months, we are likely to encounter a few bumps in the road. Rest assured, we've thought through what may or may not occur and how to tackle challenges when they arise. We have devised a series of checklists for each formal meeting to ensure we don't forget a single step. But don't worry, you won't have to commit it all to memory. After reviewing each topic on the checklist, we will send you a copy for future reference. We look forward to getting to know you during this exciting journey.

[X] Review

Purchase Agreement	Exterior elevation and materials
Included features	Community layout and homesite location
Covenants and Restrictions and association assessments	Homesite clearing, grading, and natural areas
Available sales center selections	Electrical plan including half hot locations
Selected house plan	

[X] Formal Meetings - you will have the opportunity to meet with several of our team members as the planning for and construction of your home progresses. *

Meetings with our team members (design, construction, and warranty) are conducted Monday-Friday between the hours of 8:00am and 5:00pm.
It is recommended that all decision-makers within your household attend each meeting.
In order to focus on important decisions and information, consider leaving your children with a sitter, relative, or friend.

** Some items in this section may not apply based on the current stage of construction for this home. Your New Home Advisor will review these with you.*

Imagine - this section and the Imagine section of you[redacted]ovide information about the planning processes that occur prior to construction start.

[X] Selections *
Your Purchase Agreement includes timelines for making sales center selections, design selections, and homesite specific selections. To minimize the likelihood of building errors, product back orders, and schedule delays, we are unable to accommodate changes that are requested after selections are due.
Sales center selections include exterior elevation, fireplaces, bathrooms, porches, garages, double bowl vanities, etc.
Design selections include interior and exterior colors, flooring, cabinets, countertops, appliances, cable and phone locations, additional outlets, etc.
Homesite specific selections include flatwork, sod, irrigation, and fencing where offered.
Your home may vary slightly from those you've toured online or in person due to changes in building codes, improvements to design, or availability of products.
If a product is discontinued or unavailable, we may substitute with a product of comparable style, quality, and color.
We have designed your new home with a broad array of structural and decorator selections for you to choose from. We are not able to make changes to your home that are not offered in our long list of possible selections.
When making your selections, be mindful that an appraisal is often a condition of loan approval and lenders may require a larger down payment if the sales price exceeds the appraised value.

** Some items in this section may not apply based on the current stage of construction for this home. Your New Home Advisor will review these with you.*

[X] **Design Appointment** *

Your New Home Advisor will schedule your design appointment. In order to focus on important decisions and information, consider limiting the number of people in attendance.

After scheduling your appointment, your New Home Advisor will email you a list of available options as well as brochures (for cabinets, flooring, etc.), so you can begin to consider the many color and product selections that will be available to you at the design appointment.

The Know Before you Go section in the [redacted]xplains many of the features and benefits of the design center products. Review this section before your appointment fo[redacted]what products will perform best for your lifestyle.

Using the house plan included with your Purchase Agreement documents, consider furniture placement and where you might like phones, cable TV outlets, and/or additional electrical outlets. Thinking through these decisions prior to your appointment will allow you to focus on color and product selections while in the design appointment.

Samples in the Sales Center and products viewed online or in person are examples of average color range, shading, texture, and marking. Because some products are manufactured in lots, and others are natural products, color and pattern variations are expected.

Many of the upgrades seen in our professionally decorated models are not available in the design appointment, but can be achieved after closing, especially those that pertain to paint, trim, and lighting.

Before your design appointment, you should be clear about your budget for purchasing optional selections. You may want to consult with your lender to ensure your spending levels won't jeopardize your mortgage qualifications.

[X] **Estimated Completion Date**

The Purchase Agreement includes an estimate for the number of days between the Pre-Construction Meeting and closing. At the Pre-Drywall Meeting we will provide an estimated completion date for your home. Shortly thereafter, the date and time for closing will be provided by the closing attorney.

Factors beyond our control can contribute to delays in the construction of your home:

- the timing of municipality delivery of building permits, which can vary widely
- weather conditions
- the availability and delivery of construction materials
- the availability of trade partners to complete their work
- municipality required inspections
- the availability of utility providers

We know that you need sufficient time to prepare for closing, and we will continually update you on the estimated timeframe throughout construction.

Be mindful of the possibility of unexpected construction delays when deciding to lock your mortgage interest rate with your lender. Understand the financial risks of locking too early. Mungo Homes is not responsible for costs incurred should your rate expire prior to closing.

Refrain from making large purchases, such as cars, boats, furniture, etc. between purchase agreement and closing. Conditional loan approval is based on your current financial situation. Additional debt may jeopardize your mortgage approval.

** Some items in this section may not apply based on the current stage of construction for this home. Your New Home Advisor will review these with you.*

Create - this section and the Create section of your [redacted] over topics that pertain to the construction of your home.

X **Construction Meetings** *
We want this to be an excellent experience and for you to feel well-informed throughout the building process. There are four critical milestones where it is important that your Builder meet with you before construction resumes. Please be prepared to attend all four meetings (Pre-Construction, Pre-Drywall, Final Orientation, and Homecoming).
The Pre-Construction Meeting is the first on-site meeting where you will meet the Builder responsible for overseeing the construction of your home. • Your Builder will contact you to schedule this meeting. • All selections, both sales and design, will be reviewed in full to make sure your selected specifications are understood. • Homesite specific selections will be discussed and confirmed. • You will visit the homesite to review the predetermined plans for home placement, grading, and drainage. • Your Builder will explain the phases of construction and discuss what you can expect as your home begins to take shape. This important meeting marks the beginning of construction.
At the Pre-Drywall Meeting we will ensure that the proper accommodations have been made for all structural, electrical, and plumbing items you've selected.
At the Final Orientation we will tour your completed home and explain your home's systems.
At the Homecoming Meeting we will confirm that any corrections identified during the Final Orientation have been addressed to your satisfaction. We will discuss the home warranty and service processes.
X **Safety on Site**
Because your safety is important to us, unaccompanied homesite visits are prohibited. Our Builder will contact you to schedule four on-site meetings throughout the construction process and will provide weekly updates on the progress of your home. Please contact your Builder in advance if you wish to schedule additional visits during construction. We will make every effort to accommodate your requests based on our availability.
When meeting your Builder onsite, please: • Be on the lookout for potential tripping hazards. • Wear flat, closed-toed, thick-soled shoes to protect your feet from nails, splinters, or other sharp objects. • Dress appropriately for the weather. In the early stages you may be exposed to the elements, and often the home is not heated or cooled. • Do not enter levels that are not equipped with stairs and rails. • Keep your distance when heavy equipment is being used or materials are being delivered. • Consider taking photos of your home's progress to share with children and family members. Jobsites can be especially dangerous for children.
Mungo Homes insures the property and project while under construction. We have verified that all companies we contract with carry the appropriate liability and workers compensation insurance policies. For your protection and ours, no customers or outside contractors may perform work on the property or home prior to closing.

** Some items in this section may not apply based on the current stage of construction for this home. Your New Home Advisor will review these with you.*

X **Inspections**
To ensure the Mungo standards of quality are met at every stage, we complete five internal inspections (foundation, frame, rough-in, veneer, and grading). These are in addition to inspections conducted by the governing municipalities and daily inspections conducted by your Builder.
The Final Quality Inspection is a comprehensive inspection that tests the function and operation of the home, while evaluating overall workmanship. While this inspection is provided by Mungo Homes to ensure your home's systems are in good working order, we contract with an outside consultant to conduct the thorough inspection.
To make sure your home meets our high standards of energy performance, it will undergo blower door and duct blast tests before your home is completed.
Some customers choose to hire a private home inspector. If you choose to hire a private home inspector: • The inspector will be required to provide Mungo Homes with proof of licensure and general liability insurance before scheduling an inspection. • Please give your Builder seven days advance notice when scheduling an inspection. We ask that the home inspector make accommodations to inspect the home on a date determined by the Builder, so as not to delay the completion of your home. • Please provide a copy of the inspector's report to your Builder within two days of the inspection. • Mungo Homes constructs your home using the most current building code. While we will seriously consider your inspector's recommendations, we reserve the right to apply our own standards and to reject recommendations that we consider to be unnecessary or unreasonable.

X Damage During Construction
Because homebuilding consists of multiple skilled trade partners assembling a variety of products in an outdoor environment, occasional damage may occur. Your Builder reviews the jobsite regularly to assess and respond to any damage. Depending on the stage of construction and whether the item is susceptible to repeat damage, the Builder may schedule a future, rather than immediate, repair. Feel free to contact your Builder if any needed repair is of particular concern.

Enjoy

X Community
Please be aware that the Covenants and Restrictions for your community outline the procedures for obtaining architectural approval for alterations you wish to make to the exterior of your home and homesite after closing.
The Homeowners Association determines the annual assessments and may choose to increase them in the future. If a capital contribution is included in your community, it is separate from and will not be applied towards your annual assessment.
In many new communities the United States Postal Service mandates centralized mailbox units to replace individual mailboxes at each home.
In order to maintain a pleasing streetscape throughout the community, the same main home brick and mortar combination or siding color will not be repeated on the homesite to either side of or across the street from your home.
Plans for current or future phases of development are subject to change. These changes can alter clearing and grading plans and may impact natural and common areas in the community. In addition, land adjacent to the community that is not owned by the developer is subject to future development. When future development occurs, current views may be altered.
There may be spaces in your community that are designated as common areas. Common areas are most often controlled and maintained by your Homeowners Association.

X Warranty
The Quality Builders Warranty is a limited warranty agreement that is most comprehensive in the first year. The agreement, which is also accessible online, defines the warranty exclusions and outlines Mungo Homes' repair responsibilities.
Mungo Homes has a dedicated Customer Care Department to assist you with questions and warrantable repairs after closing.
Warrantable repairs can be requested anytime during the warranty period. Many customers find it more convenient to schedule two appointments for repairs during the first year: one around 30-days post-closing and the other at 11-months, just prior to the expiration of your one-year warranty.
Landscaping can respond both positively and negatively to external temperatures, winds, and varying levels of precipitation. It may take three or more full seasons of proper care and maintenance to establish a lush lawn. Your local cooperative extension provides tips for caring for and protecting your lawn, shrubs, and trees. Landscaping does not fall under the new home warranty.
Existing trees are also exposed to disease, winds, and varying levels of precipitation, as well as, on occasion, stress from construction. After closing, customers are responsible for additional tree removal, whether out of necessity or desired aesthetics. Municipal and or Homeowners Association approval may be required for tree removal.

X **Homework** - completing your obligations in a timely manner will give us the best possible chance to complete your home within the time frame we've estimated.

You will be emailed a copy of the [redacted] The first section, called *Imagine*, covers all of the planning that takes place prior to your construction start. We encourage you to follow along in your homeowner manual as we progress through each stage - *Imagine*, *Create*, *Enjoy*, and *Preserve*.
Apply for a mortgage and obtain loan approval by the dates outlined in the Purchase Agreement.
Prepare for and attend your Design Center appointment, finalizing all design center selections.

[x] **Who's Who** - This can be an exciting yet, at times, perplexing process. Please reach out to one of our team members with any questions or concerns. .

New Home Advisor - purchase agreement, sales center selection questions, and design selection questions	Lender - mortgage-related questions
Builder - construction-related questions	[redacted]

Please sign below to signify that all the information on this checklist has been [redacted] information today and when given more time to think about the topics we've discussed, new questions are likely to arise. Please feel free to reach out with any questions or concerns. We want this process to be as enjoyable and as stress-free as possible.

Customer Name(s) Arrived Holdings INC/ Assignees

Community Travers Park **Lot** 56

New Home Advisor Signature [redacted] **Date** 5/22/2021

Customer Signatur [redacted] **Date** 5/22/2021

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

South Carolina Real Estate Commission
PO BOX 11847, Columbia, S.C. 29211-1847
Telephone: (803) 896-4400 Fax: (803) 896-4427
http://llr.sc.gov/POL/REC/

Pursuant to South Carolina Real Estate License Law in S.C. Code of Laws Section 40-57-370, a real estate licensee is required to provide you a meaningful explanation of agency relationships offered by the licensee's brokerage firm. This must be done at the first practical opportunity when you and the licensee have substantive contact.

Before you begin to work with a real estate licensee, it is important for you to know the difference between a broker-in-charge and associated licensees. The broker-in-charge is the person in charge of a real estate brokerage firm. Associated licensees may work only through a broker-in-charge. **In other words, when you choose to work with any real estate licensee, your business relationship is legally with the brokerage firm and not with the associated licensee.**

A real estate brokerage firm and its associated licensees can provide buyers and sellers valuable real estate services, whether in the form of basic **customer** services, or through **client**-level agency representation. The services you can expect will depend upon the legal relationship you establish with the brokerage firm. It is important for you to discuss the following information with the real estate licensee and agree on whether in your business relationship you will be a **customer** or a **client**.

You Are a Customer of the Brokerage Firm

South Carolina license law defines customers as buyers or sellers who choose NOT to establish an agency relationship. The law requires real estate licensees to perform the following **basic duties** when dealing with **any** real estate buyer or seller as customers: ***present all offers in a timely manner, account for money or other property received on your behalf, provide an explanation of the scope of services to be provided, be fair and honest and provide accurate information, provide limited confidentiality, and disclose "material adverse facts" about the property or the transaction which are within the licensee's knowledge.***

Unless or until you enter into a written agreement with the brokerage firm for agency representation, you are considered a "customer" of the brokerage firm, and the brokerage firm will not act as your agent. As a customer, you should not expect the brokerage firm or its licensees to promote your best interest.

Customer service does not require a written agreement; therefore, you are not committed to the brokerage firm in any way unless a transaction broker agreement or compensation agreement obligates you otherwise.

Transaction Brokerage

A real estate brokerage firm may offer transaction brokerage in accordance with S.C. Code of Laws Section 40-57-350. Transaction broker means a real estate brokerage firm that provides customer service to a buyer, a seller, or both in a real estate transaction. A transaction broker may be a single agent of a party in a transaction giving the other party customer service. A transaction broker also may facilitate a transaction without representing either party. The duties of a brokerage firm offering transaction brokerage relationship to a customer can be found in S.C. Code of Laws Section 40-57-350(L)(2).

You Can Become a Client of the Brokerage Firm

Clients receive more services than customers. If client status is offered by the real estate brokerage firm, you can become a client by entering into a written agency agreement requiring the brokerage firm and its associated licensees to act as an agent on your behalf and promote your best interests. If you choose to become a client, you will be asked to confirm in your written representation agreement that you received this agency relationships disclosure document in a timely manner.

A seller becomes a client of a real estate brokerage firm by signing a formal listing agreement with the brokerage firm. For a seller to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the seller and the brokerage firm which becomes the agent for the seller.

A buyer becomes a client of a real estate brokerage firm by signing a formal buyer agency agreement with the brokerage firm. For a buyer to become a client, this agreement must be in writing and must clearly establish the terms of the agreement and the obligations of both the buyer and the brokerage firm which becomes the agent for the buyer.

SOUTH CAROLINA DISCLOSURE OF REAL ESTATE BROKERAGE RELATIONSHIPS

South Carolina Real Estate Commission
PO BOX 11847, Columbia, S.C. 29211-1847
Telephone: (803) 896-4400 Fax: (803) 896-4427
http://llr.sc.gov/POL/REC/

If you enter into a written agency agreement, as a client, the real estate brokerage has the following **client-level duties: obedience, loyalty, disclosure, confidentiality, accounting, and reasonable skill and care.** Client-level services also include advice, counsel and assistance in negotiations.

Single Agency

When the brokerage firm represents only one client in the same transaction (the seller or the buyer), it is called single agency.

Dual Agency

Dual agency exists when the real estate brokerage firm has two clients in one transaction – a seller client and a buyer client. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to represent both you and the other client in a disclosed dual agency relationship.

Disclosed Dual Agency

In a disclosed dual agency, the brokerage firm's representation duties are limited because the buyer and seller have recognized conflicts of interest. Both clients' interests are represented by the brokerage firm. As a disclosed dual agent, the brokerage firm and its associated licensees cannot advocate on behalf of one client over the other, and cannot disclose confidential client information concerning the price negotiations, terms, or factors motivating the buyer/client to buy or the seller/client to sell. Each Dual Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

Designated Agency

In designated agency, a broker-in-charge may designate individual associated licensees to act solely on behalf of each client. Designated agents are not limited by the brokerage firm's agency relationship with the other client, but instead have a duty to promote the best interest of their clients, including negotiating a price. The broker-in-charge remains a disclosed dual agent for both clients, and ensures the assigned agents fulfill their duties to their respective clients. At the time you sign an agency agreement, you may be asked to acknowledge whether you would consider giving written consent allowing the brokerage firm to designate a representative for you and one for the other client in a designated agency. Each Designated Agency Agreement contains the names of both the seller client(s) and the buyer client(s) and identifies the property.

It's Your Choice

As a real estate consumer in South Carolina, it is your choice as to the type and nature of services you receive.

- You can choose to remain a customer and represent yourself, with or without a transaction broker agreement.
- You can choose to hire the brokerage firm for representation through a written agency agreement.
- If represented by the brokerage firm, you can decide whether to go forward under the shared services of dual agency or designated agency or to remain in single agency.

If you plan to become a client of a brokerage firm, the licensee will explain the agreement to you fully and answer questions you may have about the agreement. Remember, however that until you enter into a representation agreement with the brokerage firm, you are considered a customer and the brokerage firm cannot be your advocate, cannot advise you on price or terms, and only provides limited confidentiality unless a transaction broker agreement obligates the brokerage firm otherwise.

The choice of services belongs to you – the South Carolina real estate consumer.
Acknowledgement of Receipt by Consumer:

[redacted]

THIS DOCUMENT IS NOT A CONTRACT.
This brochure has been approved by South Carolina Real Estate Commission for use in explaining representation issues in real estate transactions and consumer rights as a buyer or seller. Reprinting without permission is permitted provided no changes or modifications are made.

[redacted]

COMMISSION AGREEMENT

Purchaser	Property	Contract Information
Arrived Holdings INC/ Assignees Broker's Agent: [redacted] Broker's Name:	Community: Travers Park Lot: 56 Address: 1077 Matchingham Drive Columbia, SC 29223 Floor Plan: Bartow - Elevation C	Contract Date: 5/22/2021

LISTING AGENT

Name [redacted]

BASE COMMISSION

1. Base Commission paid by Seller will be 2.5 % of net sales.
2. House must close in order to earn commission. Commission will be paid at closing. Net Sales Price is defined as Contract Sales Price less the following concessions: closing costs and prepaids paid on behalf of the buyer, lease buyouts, down payment assistance, homeowner's association dues paid on behalf of the buyer, and any other concessions paid on behalf of the buyer. Concessions can be paid either via the HUD or a check outside of the closing.

REALTOR INCENTIVES (Choose one and only one.)

1. **The 1954 Club**
   a. This program rewards repeat sales in a calendar year. Eligibility is determined based on the calendar year in which sales contracts are written. However, bonus amounts are determined based on the sequence in which closings occur without regard to calendar year. Bonuses will be earned and paid as follows:
      i. Closing #1 for contracts written in 2021 will earn the base commission on the Net Sales Price.
      ii. Closing #2 for contracts written in 2021 will earn the base commission on the Net Sales Price.
      iii. Closing #3 (and all closings after that) for contracts written in 2021 will earn a $1,954 bonus.
   b. On the 4th Closing for contracts written in 2021, the agent will automatically be a member of The 1954 Club in 2022 (for the entire year). In order to maintain the status for 2022, the agent will need to sell three (3) homes within the 2022 calendar year.
   c. House must close in order to earn bonus. Bonus is to be paid on the settlement statement.
   d. Only the specific agent listed on the Commission Agreement related to prior closings will receive credit for the sale.
   e. The "Escalating Bonus Program" has been modified and renamed as the "The 1954 Club". Qualifying sales made under the Escalating Bonus Program will count as sales under The 1954 Club (and visa versa). Amounts paid will be determined based upon the sequence in which contracts close and the specific program in place when the contract was written.
   f. List prior 2021 Contracts / Closings

2. **Relocation Referral Fees**
   a. Agent relocation referral fees up to 35% of 2.5 % of net sales price will be paid by Mungo Homes. Relocation referral fees must be disclosed prior to the signing of the contract. RELOCATION REFERRAL FEES DISCLOSED AFTER SIGNING OF THE CONTRACT WILL NOT BE ACCEPTED.
   b. THIS PROGRAM CANNOT BE USED IN CONJUNCTION WITH ESCALATED COMMISSIONS (#1.) OR OTHER (#3.)
   c. Referring Realtor: ____________________
   d. Company: ____________________
3. **Other** THIS PROGRAM CANNOT BE USED IN CONJUNCTION WITH ESCALATED COMMISSIONS (#1.) OR RELOCATION REFERRALS (#2.)

Selection of Additional Realtor Incentive program: (Select One)

X 1 or 2 or 3 or N/A

[redacted]

5/22/2021
Date

5/25/2021
Date

NOTE: Realtor Incentive programs are optional and may be eliminated at any time. Buyback Transactions are not eligible for Escalating Bonus Program (#1), Relocation Referral Fee Reimbursement (#2), or Other (#3).